Exhibit 23.1

ACCOUNTANTS + ADVISORS	www.rrbb.com

ROSENBERG RICH BAKER BERMAN & COMPANY

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • PHONE 908-231-1000 • FAX 908-231-6894

111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • PHONE 973-763-6363 • FAX 973-763-4430

CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated April 1, 2019 and September 27, 2019, relating to the consolidated financial statements of Jerrick Media Holdings, Inc. for the year ended December 31, 2018, and to the reference to our Firm under the caption " Experts" in the Prospectus.

Somerset, New Jersey

December 20, 2019

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • CENTER FOR AUDIT QUALITY • PRIVATE COMPANIES PRACTICE SECTION • PRIME GLOBAL • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD